Exhibit 10.12.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement by and between Standard Parking Corporation, a Delaware corporation with its corporate office in Chicago, Illinois (the “Company”), and Ed Simmons, an individual, (the “Executive”) is made this 12 day of April, 2011, and is made retroactive to January 1, 2011.

RECITALS:

A.                          The Company and the Executive entered into that certain Amended and Restated Executive Employment Agreement dated as of May 1, 2007 (the “Original Employment Agreement”).

B.                          The Company and the Executive agreed to certain amendments to the Agreement as set forth in that certain First Amendment to Employment Agreement dated as of December 29, 2008 (together, with the original Agreement, the “Agreement”).

C.                          The Company and the Executive have, after a series of discussions, agreed to amend certain provisions of the Agreement as set forth in this document (this “Second Amendment”), effective on the date set forth in this first paragraph of this Second Amendment and retroactive to January 1, 2011.

D.                          Except as expressly set forth in this Second Amendment, the Agreement shall continue in full force and effect.

E.                           Any term that is not defined in this Second Amendment shall have the meaning ascribed to that term in the Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the employment of the Executive by the Company under the terms of the Agreement, as amended by this Second Amendment, the Company and the Executive agree, effective January 1, 2011, as follows:

1.                            Section 3(a) of the Agreement Compensation; Base Salary is amended and restated to read as follows:

“(a)                 Base Salary. During the Employment Period, the Executive shall receive an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000.00) (the “Annual Base Salary”), payable in accordance with the Company’s normal payroll practice for executives as in effect from time to time. The Annual Base Salary shall be subject to review annually in accordance with the Company’s review policies and practices for executives as in effect at the time of any such review.”

2.                            Section 3(b) of the Agreement Compensation; Bonus is amended and restated to read as follows:

“(b)                 Bonus. For each calendar year (or portion thereof) during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon the terms and conditions of an annual bonus program established for similarly situated Executive Vice Presidents (the “EVP Bonus Program”). The Annual Bonus will be paid in the calendar year immediately following the year for which it was earned, no later than March 15 of such year. The Executive’s annual target bonus under the EVP Bonus Program shall be Ninety Thousand Dollars ($90,000.00) (the “Target Annual Bonus”), which shall be prorated with respect to any partial calendar year within the Employment Period, with the actual amount of the Annual Bonus being determined in accordance with the terms of the EVP Bonus Program.”

3.                            Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the day and year first above written.

COMPANY:		EXECUTIVE:

STANDARD PARKING CORPORATION,
A Delaware corporation		/s/ Ed Simmons
Ed Simmons
By:	/s/ James A. Wilhelm
James A. Wilhelm
President and Chief Executive Officer